Exhibit 10.2

SECOND AMENDMENT
TO THE
CARDINAL HEALTH DEFERRED COMPENSATION PLAN
(As amended and restated January 1, 2016)

Background Information

A.
Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management and highly compensated employees of Cardinal Health and its subsidiaries and affiliates.

B.
The Cardinal Health, Inc. Benefits Policy Committee (the “BPC”) oversees the administration of the Plan and, pursuant to Section 7.1 of the Plan, is authorized to approve certain amendments to the Plan in accordance with authority delegated by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health.

C.
The BPC desires to amend the Plan to modify plan governance processes and amendment authority and make other technical and conforming changes. The aforementioned changes fall within the BPC’s delegated authority.

D.	Section 7.1 of the Plan permits the amendment of the Plan at any time.

Amendment of the Plan

The Plan is hereby amended as set forth below, effective as of January 1, 2018.

1.	Section 1.1(b) of the Plan is hereby amended in its entirety to read as follows:

“(b)    Administrative Committee. The Financial Benefit Plans Committee of the Company.”

2.	The first sentence of Section 1.1(l) of the Plan is hereby amended to read as follows:

“Any employee of an Employer who is (i) an employee who is a Reporting Person or (ii) (A) among a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a) of ERISA), and (B) designated by the Company as eligible to make Compensation deferral contributions under Article II of the Plan in accordance with eligibility criteria established from time to time by the Administrative Committee, the Committee or the Board.”

3.	Section 1.1(t) of the Plan is hereby amended in its entirety to read as follows:

“(t)    [Reserved.]”

4.	The last sentence of Section 1.1(aa) of the Plan is hereby amended to read as follows:

“The Administrative Committee may require the Participant to submit to periodic medical examinations at the Participant’s expense to confirm the existence and continuation of a Total Disability.”

5.	The fifth sentence of Section 3.3 of the Plan is hereby amended to read as follows:

“Contributions made to Participant Accounts under this Section may be subject to additional requirements as established from time to time by the Administrative Committee, such as a requirement to be employed on the last day of the year for which such contribution is made.”

6.    A new Section 6.1A is hereby added to the Plan to read as follows:

“6.1A    Administrative Committee Meetings and Membership. The Administrative Committee shall be comprised of the following members: (1) Senior Vice President of the Company overseeing Benefits; (2) An individual designated by the Chief Human Resources Officer (“CHRO”) of the Company; (3) Treasurer of the Company; and (4) An individual designated by the Chief Financial Officer (“CFO”) of the Company. Each Member of the Administrative Committee shall serve without the need of a formal appointment or resignation, so long as she or he holds the position, or is designated in writing as the stated designee of the CHRO or CFO. The designee of the CFO shall chair the Administrative Committee.

The Administrative Committee shall meet quarterly as determined by the Administrative Committee and at such other times as necessary to perform its duties. A majority of the members of the Administrative Committee constitutes a quorum. The Administrative Committee may act by a majority vote at a meeting or by a writing approved by a majority of its members without a meeting. The Administrative Committee may adopt such rules and procedures as are necessary or appropriate, as determined in the Administrative Committee’s discretion, to carry out its responsibilities with respect to the Plan.”

6.    Section 6.2 of the Plan is hereby amended in its entirety to read as follows:

“6.2    Administrative Committee. The Administrative Committee shall have full power, authority and discretion to control and manage the operation and administration of the Plan. The discretionary authority of the Administrative Committee shall include, but not be limited to, the following:

A.
To determine all questions relating to the rights and status of Eligible Employees and Participants, the value of a Participant’s Account, and the nonforfeitable percentage of each Participant’s Account;

B.	To adopt rules and procedures necessary for the proper and efficient administration of the Plan, provided the rules and procedures are not inconsistent with the terms of this Plan;

C.
To construe, interpret and enforce the terms of the Plan and the rules and regulations it adopts, including the discretionary authority to interpret the Plan documents, documents related to the Plan’s operation, and findings of fact;

D.	To review and render decisions respecting claims (including appeals of denied claims) in accordance with the Plan’s claims procedures;

E.	To furnish an Employer with information that the Employer may require for tax or other purposes;

F.	To engage such legal, accounting, recordkeeping, clerical, investment and/or administrative services that it may deem necessary or appropriate for the proper administration or operation of the Plan;

G.	To engage the services of agents whom it may deem advisable to assist it with the performance of its duties;

H.
To delegate responsibility (including the responsibilities described in this Section 6.2) to others, including, but not limited to benefits staff of the Company and third parties engaged to provide services to the Plan;

I.	To keep such records, books of account, data and other documents as may be necessary for the proper administration of the Plan;

J.	To prepare and distribute to Participants and Beneficiaries information concerning the Plan and their rights under the Plan;

K.	To determine the times and places for holding meetings of the Administrative Committee and the notice to be given of such meetings; and

L.	To do all things necessary or appropriate to operate and administer the Plan in accordance with its provisions and in compliance with applicable provisions of law.

Without limiting the powers set forth herein, the Administrative Committee shall have the power to change or waive any requirements of the Plan to conform with Code Section 409A or other applicable law or to meet special circumstances not anticipated or covered in the Plan.

When making a determination or calculation, the Administrative Committee shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, upon all opinions given by any legal counsel selected or approved by the Administrative Committee, and upon any information furnished by a Participant or Beneficiary (including the legal counsel or other representative thereof), an Employer, or the Trustee. The members of the Administrative Committee, the Committee, and the Company and its officers and directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions, advice, or other information.

Benefits under the Plan shall be paid only if the Administrative Committee (or its delegate) decides in its discretion that the applicant is entitled to such benefits under the Plan.”

7.    Section 7.1 of the Plan is hereby amended in its entirety to read as follows:

“7.1    Amendment. The Company may amend the Plan at any time and in any respect through a written resolution adopted or approved by the Board, or by:

A.
the Administrative Committee, with respect to any amendment that: (i) is required to comply with a change in applicable law, or (ii) when aggregated with any other amendment or amendments approved on the same date, is reasonably expected to have an annual financial impact on the Company of $5 million or less;

B.
the CHRO of the Company, with respect to any amendment that, when aggregated with any other amendment or amendments approved on the same date, is reasonably expected to have an annual financial impact on the Company of $20 million or less; and

C.	the Chief Executive Officer of the Company.

However, no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action.”

8.    All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.
BENEFITS POLICY COMMITTEE

By: /s/ Pamela O. Kimmet________    _

Its: Chief HR Officer

Date: November 27, 2017